Exhibit 99.1

SandRidge Permian Trust Provides Update Regarding Quarterly Distribution

SANDRIDGE PERMIAN TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

News Release

For Immediate Release

HOUSTON, Texas, April 23, 2020 — SANDRIDGE PERMIAN TRUST (NYSE: PER) announced today that the quarterly distribution for the three-month period ended March 31, 2020 (which primarily relates to production attributable to the Trust’s interests from December 1, 2019 to February 29, 2020) of approximately $3.73 million, or $0.071 per unit, will not be paid in May 2020 because Avalon Energy, LLC (“Avalon”), as the assignor under the Conveyances described below, has informed The Bank of New York Mellon Trust Company, N.A., the trustee of the Trust (the “Trustee”), that Avalon is unable to pay on a timely basis the approximately $4.65 million it owes the Trust, which reflects the quarterly distribution amount together with approximately $0.73 million of Trust expenses and $0.19 million to be withheld by the Trustee for the Trust’s previously disclosed cash reserve for future known, anticipated or contingent expenses or liabilities of the Trust. Consequently, the Trustee will not be able to make the quarterly distribution to unitholders. In accordance with the terms of the conveyances granting the Trust its Overriding Royalty Interests as described below (the “Conveyances”), the unpaid amount owed the Trust will accrue interest at the rate of interest per annum publicly announced from time to time by The Bank of New York Mellon Trust Company, N.A. at its “prime rate” in effect at its principal office in New York City until paid to the Trust. Avalon has informed the Trustee that Avalon intends to make the payment of the distribution to the Trust, with interest in accordance with the Conveyances, as soon as possible. All information in this press release has been provided to the Trustee by Avalon.

The Trust owns royalty interests (the “Overriding Royalty Interests”) in specified oil and natural gas wells (“Wells”) located on properties situated in the Central Basin Platform of the Permian Basin in Andrews County, Texas (the “Underlying Properties”), and is entitled to receive proceeds from the sale of production attributable to the Overriding Royalty Interests.  As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the quarterly distributions is expected to fluctuate from quarter to quarter, depending on the proceeds received by the Trust as a result of actual production volumes, oil, natural gas and natural gas liquids prices, and the amount and timing of the Trust’s administrative expenses, among other factors.  All Trust unitholders share distributions on a pro rata basis.

Avalon has informed the Trustee that Avalon is using its commercially reasonable efforts to preserve the oil and gas leases burdened by the Overriding Royalty Interests so that in the future, assuming that oil prices return to a profitable level, the Trust will still hold its Overriding Royalty Interests, and Trust unitholders may have the opportunity to receive future quarterly distributions. Avalon also has informed the Trustee that Avalon believes that continuing production from those Wells required to preserve such leases is preferable to stopping production, as the failure to continue production would result in a termination of Avalon’s working interest in such Wells and, therefore, the Overriding Royalty Interests, which would have a material adverse effect on the Trust’s financial condition. Avalon has reported to the Trustee that Avalon therefore used revenues it received during the production period from December 1, 2019 to February 29, 2020 to pay the operating expenses necessary to maintain production from the Wells and to pay oil and gas lessor royalties, as the proceeds attributable to Avalon’s net revenue interest in the Underlying Properties was insufficient to cover all such costs. Avalon had anticipated that revenues from current period production would be sufficient to fund the quarterly payment to the Trust; however, revenues from current period production have been insufficient to generate the cash needed to make the quarterly payment to the Trust for the quarter ended March 31, 2020 due to the sharp drop in crude oil prices during the first quarter of 2020. Avalon has informed the Trustee that due to its decision to prioritize the preservation of oil and gas leases burdened by the Overriding Royalty Interest, coupled with the sharp decline in oil and gas prices since the beginning of 2020 as discussed below, Avalon believes it will be unable to generate sufficient cash for quarterly payments to the Trust for the foreseeable future.

The Trustee intends to monitor the situation closely and, if appropriate, may take legal action against Avalon to enforce the Trust’s rights under the Conveyances.

Avalon has informed the Trustee that during 2019, Avalon repaired 29 producing wells burdened by the Overriding Royalty Interests to increase production. Avalon has reported that this effort, combined with higher-than-expected lease operating expenses (“LOE”) and declining oil prices, contributed to an operating loss for Avalon in 2019 despite Avalon’s efforts to reduce LOE (including shutting in some non-economic wells, alternating production to reduce electrical and other field operating costs, and staff lay-offs). Avalon has informed the Trustee that Avalon is likely to shut in additional Wells that are not capable of producing oil and natural gas in paying quantities, as permitted under the Conveyances. As a result of this operating loss for Avalon in 2019, Avalon’s independent public accounting firm is expected to include a going-concern qualification in its audit report on Avalon’s financial statements for the fiscal year ended December 31, 2019.

As previously reported in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, the World Health Organization characterized the outbreak of a novel strain of the coronavirus (“COVID-19”) as a pandemic, which has resulted in the implementation of a series of public health and emergency measures to combat the spread of COVID-19. These measures have adversely affected general commercial activity, the economies and financial markets of many countries and localities, and global demand for oil and natural gas. The duration and impact of COVID-19 is unknown at this time and it is not possible to reliably estimate the impact that these developments will have on future periods. The impact of the COVID-19 pandemic on crude oil consumption and the resulting build-up in inventories combined with the announcement by Saudi Arabia and Russia to abandon output restraints has created uncertainty in the oil industry and the free-fall of WTI crude oil future prices since January 2, 2020 (down from $61.18/bbl to $13.78/bbl on April 22, 2020). As a result, Avalon has seen a further deterioration in cash flows from the Underlying Properties. Therefore, Avalon has informed the Trustee that unless oil and gas prices increase substantially, any quarterly payments that Avalon may make to the Trust will unlikely be sufficient to cover the Trust’s administrative expenses, and therefore the likelihood of distributions to the unitholders in the foreseeable future appears to be remote.

Avalon has provided the following information to show Avalon’s calculation of the amount it owes to the Trust for the three-month period ended March 31, 2020 (which primarily relates to production attributable to the Trust’s interests from December 1, 2019 to February 29, 2020). However, as described above, Avalon has informed the Trustee that Avalon is unable to make the payment to the Trust on a timely basis, and is unable to predict when it expects to be able to make the payment. (Dollars in thousands, except average prices and per unit.)

Sales Volumes
Oil (MBbl)	86
Natural Gas Liquids “NGL” (MBbl)	9
Natural Gas (MMcf)	35
Combined (MBoe)	101
Average Price
Oil (per Bbl)	$54.43
NGL (per Bbl)	$21.13
Natural Gas (per Mcf)	$0.68
Natural Gas (per Mcf) including impact of post-production expenses	$0.04
Revenues	$4,904
Expenses (1)	$982
Distributable income	$3,922
Additional cash reserve	$190
Distributable income available to unitholders	$3,732
Distributable income per unit (52,000,000 units issued and outstanding)	$0.071

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(1)       Includes approximately $250 in production expenses payable by Avalon.

Pursuant to Internal Revenue Code Section 1446, withholding tax on income effectively connected to a United States trade or business allocated to non-U.S. persons (“ECI”) should be made at the highest marginal rate. Under Section 1441, withholding tax on fixed, determinable, annual, periodic income from United States sources allocated to non-U.S. persons should be made at 30% of gross income unless the rate is reduced by treaty. This is intended to be a qualified notice by SandRidge Permian Trust to nominees and brokers as provided for under Treasury Regulation Section 1.1446-4(b), and while specific relief is not specified for Section 1441 income, this disclosure is intended to suffice. Nominees and brokers should withhold at the highest marginal rate on the distribution made to non-U.S. persons. The Tax Cuts and Jobs Act (the “TCJA”) enacted in December 2017 treats a non-U.S. holder’s gain on the sale of Trust units as ECI to the extent such holder would have had ECI if the Trust had sold all of its assets at fair market value on the date of the exchange. The TCJA also requires the transferee of units to withhold 10% of the amount realized on the sale of exchange of units (generally, the purchase price) unless the transferor certifies that it is not a nonresident alien individual or foreign corporation. Pending the finalization of proposed regulations under IRC Section 1446, the IRS has suspended this new withholding obligation with respect to publically traded partnerships such as the Trust, which is classified as a partnership for federal and state income tax purposes.

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of this provisions. These forward-looking statements include expectations regarding the possibility that Avalon will be able to make the payment of the amount it owes to the Trust for quarterly distribution for the three-month period ended March 31, 2020 (which primarily relates to production attributable to the Trust’s interests from December 1, 2019 to February 29, 2020), the impact of COVID-19 on the global economy, the expected going concern qualification in the audit report on Avalon’s financial statements, the timing of payment of the expected amount relating to the May distribution together with interest thereon, possible actions by the Trustee to enforce the Trust’s rights under the Conveyances, and the amount and date of any future distributions to unitholders of the Trust. In addition to the recent collapse of oil prices and the worldwide collapse of demand for oil, recent announcements by Saudi Arabia and Russia to abandon output restraints, and the economic effects of the COVID-19 pandemic, other important factors that could adversely impact distributions include LOE related to the operation of the Underlying Properties, expenses of the Trust, and reserves made by the Trust for anticipated future expenses. Neither Avalon nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in common units issued by the Trust is subject to the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2019, and all of its other filings with the SEC. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact:	SandRidge Permian Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Sarah Newell

1 (512) 236-6555